EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2026, with respect to the consolidated financial statements included in the Annual Report of Data I/O Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Data I/O Corporation on Forms S-3 (File No. 333-121566 and 333-292649) and on Forms S-8 (File Nos. 002-76164, 002-86785, 002-98115, 002-78394, 33-95608, 33-66824, 33-42010, 33-26472, 33-54422, 333-20657, 333-55911, 33-02254, 33-03958, 333-107543, 333-81986, 333-48595, 333-121861, 333-151006, 333-166730, 333-175840, 333-224971, and 333-279057).

/s/ GRANT THORNTON LLP

San Jose, California

April 16, 2026